Exhibit 10(a)

SUMMARY OF DIRECTOR AND NAMED EXECUTIVE OFFICER COMPENSATION

This summary sets forth the compensation of the Directors of Kimball International, Inc. (the "Company"). The summary also includes compensation of the Chief Executive Officer, Chief Financial Officer, and three most highly compensated executive officers (the "Named Executive Officers") of the Company as identified in the Company's Proxy Statement.

For a detailed description of the compensation arrangements that the Directors and Named Executive Officers participate in, refer to the Company's most recent Proxy Statement filed with the Securities and Exchange Commission on September 12, 2007.

Director Compensation

All Outside (non-employee) Directors receive annual compensation of $40,000 for the year for service as Directors. The Chairperson of the Audit Committee of the Board of Directors receives $5,000 per committee meeting, and other Audit Committee members receive $3,500 per committee meeting. The Chairperson of the Compensation and Governance Committee receives $3,500 per committee meeting, and other members of the Compensation and Governance Committee receive $2,000 per committee meeting.

The Directors can elect to receive all of their annual retainer and/or meeting fees in shares of Class B Common Stock under the Company's 2003 Stock Option and Incentive Plan.   Directors are also reimbursed for travel expenses incurred in connection with Board and Committee meeting attendance.

An Outside Director is a director who is not an employee of the Company or one of its subsidiaries.  James C. Thyen, President and Chief Executive Officer, and Douglas A. Habig, Chairman of the Board, are Directors of the Company but do not receive compensation for their services as Directors.

Named Executive Officers

Base Pay

Periodically, the Compensation and Governance Committee ("the Committee") of the Board of Directors reviews and approves the salaries that are paid to the Company's executive officers. The following are the current annualized base salaries for the Company's Named Executive Officers identified in the last Proxy Statement:

James C. Thyen, President and Chief Executive Officer	$847,600
Douglas A. Habig, Chairman of the Board	$598,000
Donald D. Charron, Executive Vice President, President-Kimball Electronics Group	$478,400
P. Daniel Miller, Executive Vice President, President-Furniture	$468,000
Robert F. Schneider, Executive Vice President, Chief Financial Officer	$400,400

Cash Incentive Compensation
Each of the Named Executive Officers is able to participate in the Company's 2005 Profit Sharing Incentive Bonus Plan (the "Plan").  Under the Plan, cash incentives are accrued annually and paid in five installments over the succeeding fiscal year. Except for provisions relating to retirement, death, permanent disability, and certain other circumstances described in a participant's employment agreement, participants must be actively employed on each payment date to be eligible to receive any unpaid cash incentive installment. The total amount of cash incentives accrued and authorized to be paid to the Named Executive Officers based on the Company's fiscal year 2007 results is listed below. The Named Executive Officers received an installment of 50% of the payment in August 2007, 12.5% was paid in September 2007, 12.5% was paid in January 2008, and the remaining portions will be paid in equal installments in April 2008 and June 2008.

James C. Thyen, President and Chief Executive Officer	$317,441
Douglas A. Habig, Chairman of the Board	$254,998
Donald D. Charron, Executive Vice President, President-Kimball Electronics Group	$105,731
P. Daniel Miller, Executive Vice President, President-Furniture	$219,412
Robert F. Schneider, Executive Vice President, Chief Financial Officer	$150,189

Stock Compensation

The Named Executive Officers may also receive a variety of stock incentive benefits from the 2003 Stock Option and Incentive Plan consisting of: restricted stock, restricted share units, unrestricted share grants, incentive stock options, non-qualified stock options, stock appreciation rights, performance shares, and performance units.  The only form of award granted to Named Executive Officers for fiscal year 2008 was performance shares.  Performance shares include both an annual performance share ("APS") award and a long-term performance share ("LTPS") award with one-fifth (1/5) of the award vesting annually over the succeeding five-year period.  No other form of award has been granted to the Named Executive Officers since July 2005.

The following table summarizes the performance shares issued in Class A Common Stock during September 2007 to the Company's Named Executive Officers identified in the last Proxy Statement pursuant to their fiscal year 2007 performance share awards:

	APS Award	LTPS Award
	(number of shares)	(number of shares)

James C. Thyen, President and Chief Executive Officer	30,985	32,136
Douglas A. Habig, Chairman of the Board	5,557	20,240
Donald D. Charron, Executive Vice President, President-Kimball Electronics Group	920	5,226
P. Daniel Miller, Executive Vice President, President-Furniture	1,940	5,226
Robert F. Schneider, Executive Vice President, Chief Financial Officer	1,560	5,226

The following table summarizes the maximum number of performance shares awarded in August 2007 to the Company's Named Executive Officers identified in the last Proxy Statement for fiscal year 2008:

	APS Award	LTPS Award
	(number of shares)	(number of shares)

James C. Thyen, President and Chief Executive Officer	79,450	72,400
Douglas A. Habig, Chairman of the Board	--	--
Donald D. Charron, Executive Vice President, President-Kimball Electronics Group	4,000	19,400
P. Daniel Miller, Executive Vice President, President-Furniture	4,000	13,400
Robert F. Schneider, Executive Vice President, Chief Financial Officer	4,000	13,400

The number of shares to be issued will be dependent upon the percentage payout under the Plan.  Refer to the Company's Proxy Statement for further details.

Retirement Plans

The Named Executive Officers participate in a defined contribution, participant-directed retirement plan with a 401(k) provision that all domestic employees are eligible to participate in (the "Retirement Plan"). The Retirement Plan provides for voluntary employee contributions as well as a discretionary annual Company contribution based on a percent of net income with certain minimum and maximum limits as determined by the Board of Directors. Each eligible employee's Company contribution is defined as a percent of eligible compensation, the percent being identical for all eligible employees, including Named Executive Officers. Participant contributions are fully vested immediately, and Company contributions are fully vested after five years of participation. All Named Executive Officers are fully vested. The Retirement Plan is fully funded. For those eligible employees who, under the 1986 Tax Reform Act, are deemed to be highly compensated, their individual Company contribution under the Retirement Plan is reduced. For employees who are eligible, including all Named Executive Officers, there is a non-qualified, Supplemental Employee Retirement Plan (SERP) in which the Company contributes to the account of each individual an amount equal to the reduction in the contribution under the Retirement Plan arising from the provisions of the 1986 Tax Reform Act.

Other

The Named Executive Officers receive nominal benefits such as financial counseling, medical reimbursement, executive preventive healthcare program, car allowances, tax preparation, and other miscellaneous items.  The Named Executive Officers may use the Company aircraft for transportation related to the executive preventive healthcare program and for limited personal reasons.  The exact amounts received from these benefits are not predetermined and are disclosed annually in the Company's Proxy Statement.